EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Number 333-173166 on Form S-8 of 22nd Century Group, Inc. of our report, dated April 16, 2012, on the consolidated financial statements as of and for the years ended December 31, 2011 and 2010, appearing in this Annual Report on Form 10-K of 22nd Century Group, Inc. Our report, dated April 16, 2012, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Freed Maxick CPAs, P.C.
(Formerly known as Freed, Maxick & Battaglia, CPAs, PC)

Buffalo, NY
Dated: April 16, 2012